                          SAW PALMETTO SUPPLY AGREEMENT

       THIS AGREEMENT is entered into effective as of the 4th day of November, 1997, by and BETWEEN PharmaPrint Inc., a corporation of the State of Delaware having its principal place of business at 4 Park Plaza, Suite 1900, Irvine, California 92614 ("PharmaPrint") and Hauser, Inc., a corporation of the State of Colorado, having offices at 5555 Airport Blvd., Boulder, Colorado 80301 ("Hauser").

                                WITNESSETH, THAT:

WHEREAS :

A. PharmaPrint has developed a process for the identification, characterization of and standardization of the amounts of bioactive components in herbal products (hereinafter referred to as the "PharmaPrint -Registered Trademark- Process") and is seeking to commercialize certain of the herbal products identified and now being further characterized and standardized utilizing said process.

B. PharmaPrint has developed proprietary technological information, know-how, trade secrets, and obtained patents and filed patent applications relating to and/or covering the subjects of paragraph A above.

C. Hauser has developed special processes, know-how, technologies, and trade secrets giving rise to a specific expertise in the extraction, isolation, and purification of a variety of herbal products.

D. Hauser's expertise enables it to produce bulk quantities of desired herbal products which provides competitive advantages to Hauser, and which are very valuable to Hauser.

E. PharmaPrint desires to secure a coordinated and continuous commercial supply of Saw Palmetto herbal product that has been identified, characterized and standardized using the PharmaPrint -Registered Trademark- Process.

F. PharmaPrint recognizes and acknowledges the advantages and value of Hauser's expertise and desires Hauser to utilize the PharmaPrint -Registered Trademark- Process to manufacture Saw Palmetto as further defined below.

G. Hauser represents that it has or will have by no later than December 31, 1997 the ability to manufacture and sell to PharmaPrint, Herbal Products in commercial quantities utilizing the PharmaPrint -Registered Trademark- Process and Hauser's "Good Manufacturing Process".

H. Hauser and PharmaPrint are negotiating in good faith an agreement entitled: "Development and GMP Manufacturing of Saw Palmetto Extracts."
       NOW, THEREFORE, in consideration of the foregoing and of the covenants, hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       Terms defined in this Article I shall for all purposes of this Agreement, as the same may be amended or supplemented from time to time, have the meaning herein specified.

1.1    The term "Effective Date" shall mean the date first written herein above.

1.2 The term "FDA" shall mean the Federal Food and Drug Administration of the United States Department of Heath and Human Services or any successor agency thereto as well as governmental agencies of comparable jurisdiction in the Territory and elsewhere.

1.3 The term "GMP" means the good manufacturing practice regulations of the FDA as described in the United States Code of Federal Regulations or any successor regulations in force regulations in the United States and as may be described in comparable regulations in force in countries within the Territory. For DSHEA Licensed Products, "GMP" shall mean compliance with the regulations of the United States Dietary Supplement Health and Education Act of 1994 and comparable regulations in force in countries within the Territory and elsewhere, as applicable.

1.4 The term "Government Approvals" shall mean any approvals, licenses, registrations or authorizations, howsoever called, of any United States federal, state or local bureau or other governmental entity, including the FDA, and similar Government Approvals in the other countries within the Territory and elsewhere, necessary for the manufacture, use, storage, transport or sale, both interstate and intrastate, in the United States, its territories, possessions and Puerto Rico as well as the other countries within the Territory. In the case of DSHEA Licensed products, the term "Government Approvals" shall mean compliance with the applicable sections of the United States Dietary Supplement Health and Education Act of 1994.

l.5 The term "Specifications" shall mean the specifications for the Herbal Product of this Agreement, agreed upon between the parties and set out in Schedule A of the Development and GMP Manufacturing Agreement.

1.6 The term "PharmaPrint Affiliate" shall mean any company which directly or indirectly through stock ownership or through other contractual arrangement either controls, or is controlled by, or is under common control with PharmaPrint.

1.7 The term "Patent Rights" shall mean any and all issued patents in the United States, Canada and or Mexico and any and all patent applications for letters patent pending in the above countries (until such time as such applications or any of them are denied, abandoned, or issued into patents) listed in Schedule B attached hereto, any patents issuing from such applications, all divisionals, continuations, continuations-in-part and all patents granted thereon, as well as all other patents in the Territory, including any re-issues, renewals, or extensions thereof, which are owned by PharmaPrint, a PharmaPrint Affiliate or under which PharmaPrint or a PharmaPrint Affiliate shall have the right to grant rights, and which claim a PharmaPrint-Registered Trademark- Process for identifying, characterizing, and standardizing the amounts of bioactive components in herbal extracts or any Improvements, which claim has not lapsed, become abandoned or been declared invalid or unenforceable by a final non-appealed or unappealable decision or judgment of a court or tribunal of competent jurisdiction.

1.8 The term "Herbal Product" shall mean only Saw Palmetto herbal products manufactured according to the PharmaPrint -Registered Trademark- Process and the Specifications set forth in this Agreement which have been developed and defined under the Agreement entitled "Development and GMP Manufacturing of Saw Palmetto Extracts".

1.9 The term "Additional Supply Agreement" means the "Herbal Products Supply Agreement" for the sale and supply of the herbal products Valerian, Echinacea, and Ginseng by Hauser to PharmaPrint, as executed by the parties concurrently with this Agreement.

1.10 The term "Improvements" shall mean any and all new and useful processes, improvements, manufactures, devices, compositions of matter (except as limited below) or methods of use first conceived, reduced to practice or developed after the Effective Date and during the term of this Agreement by PharmaPrint, or a PharmaPrint Affiliate, Hauser or any employees, consultants or other persons under their direction or control of said entities which increase the performance, efficacy or safety of the Herbal Product, reduce the cost of manufacture, harmful side-effects or adverse reactions of the Herbal Product, or the practice of the method(s) claimed in any of the patents and/or patent applications within the Patent Rights. For the avoidance of doubt, the defined term "Improvements" does not include the Herbal Product PER SE.

1.11 The term "Territory" shall mean the United States, its territories, possessions, Puerto Rico, Canada and Mexico.

1.12 The term "Contract Year" shall mean the year that initially commences on the Effective Date of this Agreement and running through December 31, 1998. Subsequent Contract Years will commence on January 1st of each subsequent year and run through December 31st of that year.

                                   ARTICLE II
                                PURCHASE AND SALE

2.1 Hauser agrees to and shall manufacture and provide to PharmaPrint and PharmaPrint agrees to and shall purchase from Hauser the Herbal Product listed below in at least the amounts indicated for the years there identified, subject to the other provisions of this Agreement.

--------------------------------------------------------------------------------
Contract Year            1998              1999                2000
--------------------------------------------------------------------------------
Herbal Product
Quantity (Kilograms)    8,000             10,000              12,500
--------------------------------------------------------------------------------

2.2 Hauser is obligated to supply to PharmaPrint one-hundred percent (100%) of PharmaPrint's requirements for the Herbal Product in the Territory. Hauser agrees not to supply any third party with or itself market for sale the Herbal Product.

2.3 In the 1998 Contract Year Hauser agrees to manufacture and deliver to PharmaPrint and PharmaPrint agrees to and shall purchase at least 2,000 kgs of the Herbal Product by January 1, 1998, 3,000 kgs of the Herbal Product by April 15, 1998 and the remaining 3,000 kgs prior to December 31, 1998. By January 30, 1998, PharmaPrint shall provide Hauser with a forecast prepared in good faith of its quarterly requirements of all Herbal Product for the following eighteen (18) month period, the initial six (6) month thereof being known as the "Initial Forecast". Purchase orders will be placed by PharmaPrint corresponding to the first three (3) months of the Initial Forecast. Throughout the term of the Agreement, PharmaPrint shall further provide Hauser with a rolling monthly forecast of PharmaPrint's anticipated requirements of all Herbal Product for the subsequent three (3) month period ("Updated Forecast"). The forecasted requirements of the Herbal Product in each Updated, three (3) month, Forecast shall be binding upon PharmaPrint. After the first Contract Year of this Agreement each subsequent Updated Forecast shall bind PharmaPrint only to the minimum forecasted requirements as outlined in paragraph 2.1 and to assist Hauserin planning its manufacture of the Herbal Product for the applicable period. PharmaPrint agrees to purchase a minimum of one third of the yearly purchase requirements outlined in paragraph 2.1 within six (6) months of the calendar year. The price schedule for the Herbal Product is set forth in paragraph 2.12.

2.4 Within three (3) business days after the last party to execute this Agreement has done so, PharmaPrint shall make an initial payment to Hauser in the amount of two hundred and seventy one thousand nine hundred and thirty four dollars ($271,934.00). Such initial payment shall be used by Hauser solely to design, purchase necessary equipment and build the initial manufacturing facility.

       2.4(a) All equipment purchased for use in connection with this Agreement shall be the property of Hauser.

       2.4(b) PharmaPrint shall also pay Hauser for all incremental expenditures associated with any and all expedited equipment deliveries made to Hauser and installation penalty costs necessary for Hauser to meet the initial delivery schedule of Herbal Product by January 1, 1998 to PharmaPrint in accordance with this Agreement; provided, however, that Hauser can justify such expenditures to PharmaPrint in writing in advance and PharmaPrint accepts and agrees to such additional expenditures in writing within three (3) business days of receipt of Hauser's notice and justification.

2.5 PharmaPrint shall place purchase orders for the Herbal Product with Hauser from time to time specifying the quantities of the Herbal Product desired, and the places to which and the manner and dates by which delivery is to be made; said delivery dates to be no earlier than ninety (90) days from the date of the purchase order unless otherwise requested by PharmaPrint and agreed to by Hauser.

2.6 Hauser shall acknowledge all purchase orders within ten (10) business days of their receipt. Hauser shall execute all accepted purchase orders by delivery of all ordered quantities of the Herbal Product no later than the delivery dates provided in the purchase orders of PharmaPrint to the destination recited therein, unless otherwise requested by PharmaPrint and agreed to by Hauser.

2.7 To the extent that the terms of any purchase order or acknowledgment thereof are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

2.8 Title and risk of loss of the Herbal Product will pass to PharmaPrint upon delivery of the Herbal Product to the designated carrier of PharmaPrint at Hauser's manufacturing facility or its storage facility. The parties agree that Hauser's facilities shall be domestically located unless otherwise agreed.

2.9 All Herbal Product supplied by Hauser to PharmaPrint in response to purchase orders placed by PharmaPrint will conform to the Specifications and shall be accompanied by the applicable certificate of analysis. Hauser shall manufacture the Herbal Product under approved Good Manufacturing Procedures conforming with GMP regulations. Further Hauser shall have the sole responsibility for meeting DSHEA statutes and rules.

2.10 PharmaPrint shall procure all raw material extract necessary to obtain the Herbal Product. Title in all such materials shall reside in PharmaPrint until said raw material extracts are delivered to Hauser's designated carrier. Hauser reserves the right and PharmaPrint honors the right of Hauser to provide the raw material extract to fulfill needs not already committed to by PharmaPrint according to PharmaPrint's specifications at any time during this Agreement.

2.11 Should the minimum yearly quantities not be purchased in the applicable Contract Year then, subject to the provisions and terms of this Agreement, PharmaPrint agrees to and shall pay Hauser 15% of the then per kilogram processing price of the Herbal Product not purchased from Hauser, up to the total of the forecasted kilogram per six (6) month quantity requirements set forth in this Agreement.

2.12 The prices for the Herbal Product during the initial Contract Year are set forth below. All prices for the Herbal Product are freight on board ("FOB") Hauser's manufacturing or storage facility, depending on the location from which Hauser ships, or as may be agreed to by the parties. The price for the Herbal Product will be $65 per kilogram based on a process yield of 85%. Any process yield between 80% and 85% Hauser and PharmaPrint agree to share (50/50) in the additional raw material costs. Any process yield greater than 90% Hauser and PharmaPrint agree to share (50/50) in the additional cost savings.

2.13 After one (1) calendar year Hauser may adjust the price of the Herbal Product not more than once per Contract Year upon not less than ninety (90) days written notice to PharmaPrint with written agreement from PharmaPrint, to adjust for increases or decreases in manufacturing costs ("Manufacturing Costs"). Any price adjustment hereunder shall apply only to the Herbal Product sold in response to orders placed after the date on which such adjustment becomes effective. Such price adjustment, if an increase, for the Herbal Product shall be based on the increase in the Manufacturing Cost for the Herbal Product, but only upon mutual agreement shall the increase for Manufacturing Cost be greater than that set forth in the Consumer Price Index applicable at the time the price adjustment is negotiated as long as Hauser's responsibility remains only that of processing the Herbal Product extract. Should Hauser's responsibility increase beyond this any prices within this Agreement will be subject to mutual review. Hauser shall keep complete and accurate records of all Manufacturing Costs incurred in the manufacture of the Herbal Product to PharmaPrint, following the signing of required Hauser Confidentiality Agreements. Hauser shall provide access to said records during reasonable business hours to a certified public accountant selected by PharmaPrint and reasonably acceptable to Hauser, who shall, at PharmaPrint's expense, have access to such records deemed by such accountant as reasonably necessary in verifying for PharmaPrint, not more than once each calendar year, such costs incurred by Hauser.

2.14 PharmaPrint shall randomly inspect all shipments of the Herbal Product to determine whether or not said products are in conformity with the Specifications. In the event that any portion of the shipment of the Herbal Product received by PharmaPrint fails to conform to the Specifications as mutually agreed upon, PharmaPrint may reject the non-conforming Herbal Product shipment by giving written notice to Hauser within sixty (60) days of PharmaPrint's receipt of the Herbal Product, which notice shall specify the manner in which the Herbal Product failed to meet the Specifications. Failing such notification, PharmaPrint will be deemed to have accepted the Herbal Product, and Hauser shall not thereafter be required to indemnify PharmaPrint for breach of its warranties under Paragraph 5.2 as to such Herbal Product, except for defects not reasonably discoverable by PharmaPrint in such inspection.

2.15 In the event Hauser does not agree that any such Herbal Product failed to meet the Specifications and PharmaPrint and Hauser cannot reach agreement with respect to such Herbal Product, Hauser will submit the question of whether the Herbal Product failed to meet the Specifications to an independent laboratory selected by Hauser and approved by PharmaPrint for determination. The findings of such laboratory shall be binding upon PharmaPrint and Hauser and the cost of such determination shall be paid by the party in error.

2.16 Should the analysis of the independent laboratory, chosen in accordance with Paragraph 2.15, confirm that Hauser was at fault, Hauser shall be required to replace the Herbal Product identified as not conforming to the Specifications forthwith, at its expense, or if it is unable to make prompt replacement, Hauser shall either credit PharmaPrint's account or refund any payment made on the non-accepted Herbal Product, depending on PharmaPrint's account balance, within forty-five (45) days of the independent laboratory's written notification of non-conforming Herbal Product. PharmaPrint shall return, at Hauser's expense, the non-accepted Herbal Products to Hauser.

2.17 Hauser agrees, if reasonably required of PharmaPrint and if requested by PharmaPrint, to modify the process for the manufacture of the Herbal Product. PharmaPrint shall provide all necessary documentation to Hauser as requested by PharmaPrint's distributors and the FDA or other Governmental Agency and all such documents shall be treated as and maintained in confidence by each of the above entities pursuant to the requirements of Article VI. Hauser retains the right to modify product prices based on additional costs associated with any implemented modifications to the Herbal Product.

2.18 Hauser shall secure access for PharmaPrint, employees of the Government regarding governmental agencies and PharmaPrint distributors to the operations and facilities of Hauser wherein the Herbal Product is manufactured, packaged, tested, labeled, stored and/or shipped. PharmaPrint and such other entities shall have the right to inspect such operations or facilities for, INTER ALIA, GMP purposes and on reasonable prior notice.

2.19 As a condition of supplying product, Hauser will supply to PharmaPrint a copy of the Manufacturing SOP's and DMF, if applicable.

                                   ARTICLE III
                              RIGHT TO MANUFACTURE

3.1 In the event that Hauser is unable at any time to supply commercial quantities of the Herbal Product for a period of sixty (60) consecutive days for any reason including acts of force majeure, PharmaPrint shall have the right to have a third party manufacture the Herbal Products for PharmaPrint. The time of such manufacture by such third party shall be for a finite duration of reasonable length in view of the complexity and costs of arranging such change in the Herbal Product manufacturing. As used herein, commercial quantities of the Herbal Product shall mean total units of the Herbal Product equal to seventy five percent (75%) of PharmaPrint's quarterly orders for the preceding two (2) quarters.

3.2 Recognizing that a third party manufacturer ("TPM"), under Paragraph 3.1, may require technical assistance in manufacturing the Herbal Product, if requested by PharmaPrint:

       3.2.1 Hauser shall assist TPM in determining and acquiring machinery and equipment necessary to manufacture the Herbal Product by TPM. Upon request by PharmaPrint Hauser will assist TPM in discussions between TPM and equipment manufacturers, subject to the terms and conditions of subparagraph 3.2.3.

       3.2.2 If technical assistance is requested by TPM at the time of installation of equipment in TPM's plant, one Hauser engineer will be sent to TPM's plant, for a maximum period of thirty (30) calendar days, subject to the terms and conditions of subparagraph 3.3.

       3.2.3 PharmaPrint may request the assistance of Hauser's engineers at TPM's plant whenever necessary during the term of Paragraph 3.4 to solve some particular problems or complete the training of TPM's engineers. PharmaPrint will notify Hauser thirty (30) calendar days in advance of the start-up date of TPM's plant, and Hauser shall extend its technical assistance for such start-up under the terms and conditions set forth below:

               3.2.3.1 Hauser will designate one or more highly qualified specialists to stay at TPM's plant for a continuous or an interrupted period of up to a total of thirty (30) calendar days according to the reasonable needs of TPM. Should a given specialist not be acceptable, TPM may, at any time, upon fourteen (14) calendar days notice, ask for a replacement of the specialist sent by Hauser with someone more qualified, and Hauser agrees to make a reasonable effort to furnish such a replacement within this fourteen (14) day period in order to provide uninterrupted technical assistance.

               3.2.3.2 In addition to the assistance mentioned in 3.2.3.1 above, Hauser will provide, at TPM's request, one highly qualified specialist for ninety (90) calendar day periods, with or without interruption, until the technical assistance extended reaches a total of twelve man-months, but in no event for periods beyond the term of this Agreement.

3.3 Hauser's remuneration for technical assistance at TPM's plant shall be as follows:

       3.3.1 PharmaPrint shall pay directly or reimburse upon appropriate justification the travel and living expenses of Hauser's specialists. In addition, PharmaPrint shall pay Hauser an amount equal to three times the Gross Salary of the specialist divided by 365 days for each working day of each specialist's absence from Hauser's premises for the purpose of extending assistance to TPM; and

       3.3.2 Such remuneration shall be made within one (1) month after Hauser invoices PharmaPrint for such reimbursement payments.

3.4 If the procedure of Paragraph 3.1 is implemented, the manufacture of the Herbal Product by the third party and its supply to PharmaPrint shall revert to Hauser upon, (a) notification to PharmaPrint from Hauser that Hauser is again able to manufacture and supply the Herbal Product, and (b) termination of any third party obligations incurred by PharmaPrint in obtaining supply of the Herbal Product pursuant to Paragraph 3.1 hereof. Upon such reversion, the third party manufacturer's right to use the Manufacturing Know-how shall terminate within sixty (60) days.

                                   ARTICLE IV
                               RECALLS AND RETURNS

4.1 In the event of a recall of any of the Herbal Product required by a governmental agency or authority of competent jurisdiction or if a recall of the Herbal Product is reasonably deemed advisable by PharmaPrint, such recall shall be promptly implemented and administered by PharmaPrint in a manner which is appropriate and reasonable under the circumstances and in conformity with accepted trade practices. In the event that a recall is required as a result of Hauser's breach of its obligations hereunder, all costs and expenses incurred in connection therewith shall be borne by Hauser. PharmaPrint shall bear all costs associated with such recalls not borne by Hauser.

4.2 The provisions and obligations of this Article IV shall survive any termination or expiration of this Agreement.

4.3 Hauser agrees that as to the Herbal Product identified in this Agreement and those herbal products identified in the Additional Supply Agreement contemporaneously entered into between the parties, if PharmaPrint so desires, it may have herbal products other than those identified in the aforementioned Agreements manufactured and sold to it by a third party manufacturer of PharmaPrint's choice.

                                    ARTICLE V
                    WARRANTIES, COVENANTS AND REPRESENTATIONS

5.1 PharmaPrint represents and warrants to Hauser that the execution of this Agreement and the full performance and enjoyment of the rights of PharmaPrint under this Agreement will not breach or in any way be inconsistent with the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written, or oral between PharmaPrint and any third party. Hauser represents and warrants to PharmaPrint that the execution of this Agreement and the full performance and enjoyment of the rights of Hauser under this Agreement will not breach or in any way be inconsistent with the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written, or oral between Hauser and any third party.

5.2 Hauser warrants that the Herbal Product supplied by Hauser pursuant to Paragraph 2.1 of this Agreement shall conform to the Specifications, be manufactured in accordance with GMP and shall comply with all applicable laws in the Territory. Provided, however, that Hauser does not make any such warranty as to any matters or processes (including the Specifications) specified or established by PharmaPrint, pursuant to the "Development and GMP Manufacturing of Saw Palmetto Extracts Agreement," the specifications will be reviewed and altered if necessary as agreed by both parties.

5.3 Hauser shall indemnify, defend and hold harmless PharmaPrint from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) except as arising from events listed here below in paragraph 5.4 to which PharmaPrint is or may become subject insofar as they arise out of or are alleged or claimed to arise out of:
       (i) personal injury, death or property damage sustained by any person(s) resulting from the use of the Herbal Product defectively manufactured by Hauser,
       (ii) any material breach by Hauser of any covenants or warranties of Hauser, or
       (iii) any grossly negligent or willful act or omission by Hauser or its employees, agents or subcontractors.

5.4 PharmaPrint shall indemnify, defend and hold harmless Hauser, its subsidiaries, and employees from all actions, losses, claims, demands, costs and liabilities (including reasonable attorneys' fees) to which Hauser is or may become subject insofar as they arise out of or are alleged or claimed to arise out of:

       (i) any grossly negligent or willful act or omission by PharmaPrint or its employees, agent or subcontractors,
       (ii) personal injury, death or property damage sustained by any person(s) resulting from the (A) use of the Herbal Product manufactured by PharmaPrint or by a third party in accordance with Paragraph 3.1 or (B) any matter or process (including the Specifications) specified by PharmaPrint or (C) any changes to or adulteration of the Herbal Product after shipment by Hauser or
(D) the Herbal Product manufactured by Hauser if Hauser has followed the matters or processes (including the Specifications) specified and established by PharmaPrint and in other respects has manufactured in accordance with GMP and all applicable laws in the Territory,
       (iii) any labeling, advertising or promotional materials used by PharmaPrint, or
       (iv) any material breach by Hauser of any covenants or warranties of Hauser.

5.5 PharmaPrint represents and warrants that to the best of its knowledge and belief, the manufacture of the Herbal Product hereunder does not infringe any third party patents in the United States or anywhere in the Territory. PharmaPrint undertakes to indemnify and hold harmless Hauser against all judgements, decrees, costs and expenses, including attorney's fees, resulting from any alleged infringement and shall make its best efforts to defend, upon written request of Hauser, any claim of patent infringement in the use and/or sale of the Herbal Product manufactured by Hauser under this Agreement. Hauser shall provide promt notice to PharmaPrint of any such claim of patent infringement and PharmaPrint shall have complete control over any defense or settlement of such claim.

5.6 Hauser shall maintain, during the term of this Agreement, comprehensive general liability insurance with an insurance carrier reasonably acceptable to PharmaPrint, which insurance policy or policies shall maintain the full products hazards provisions with the Herbal Product hazards limits subject to deductibles not in excess of $10,000 in the aggregate, and with at least $2,500,000 per occurrence and at least $2,500,000 overall coverage for claims of bodily injury and property damage arising out of any loss. Such policy or policies shall extend coverage with respect to occurrence during a policy period, regardless of the dates on which claims arising for such occurrences are made, and shall include PharmaPrint as named insured in such policy or policies. Both parties shall provide notice to the other of any loss, whether actual or threatened, promptly upon receipt of notice thereof.

5.7 PharmaPrint shall maintain, during the term of this Agreement, comprehensive general liability insurance with an insurance carrier reasonably acceptable to Hauser, which insurance policy or policies shall maintain the full products hazards provisions with the Herbal Product hazards limits subject to deductibles not in excess of $10,000 in the aggregate, and with at least $2,500,000 per occurrence and at least $2,500,000 overall coverage for claims of bodily injury and property damage arising out of any loss. Such policy or policies shall extend coverage with respect to occurrence during a policy period, regardless of the dates on which claims arising for such occurrences are made, and shall include Hauser as named insured in such policy or policies. Both parties shall provide notice to the other of any loss, whether actual or threatened, promptly upon receipt of notice thereof.

5.8 A party entitled to indemnification hereunder agrees to give prompt written notice (in no event later than ten (10) business days following its receipt) to the indemnifying party after the receipt by such party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which such party will claim indemnification pursuant to this Agreement. Unless, in the reasonable judgment of the indemnifying party a conflict of interest may exist between the indemnified party and the indemnifying parry with respect to a claim, the indemnifying party may assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which shall not be unreasonably withheld.

5.9 The provisions and obligations of this Article V shall survive any termination or expiration of this Agreement.

                                   ARTICLE VI
                          CONFIDENTIALITY AND PUBLICITY

6.1 In connection with prior related disclosures and work, pursuant to the Confidential Disclosure Agreement between the parties of January 24, 1997, which Agreement is incorporated herein by reference, and with the negotiation, execution and performance of this Agreement, Hauser and PharmaPrint have had and will have access to certain confidential and proprietary information of each other, including, but not limited to, financial data, know-how, trade secrets, technology, PharmaPrint's Patent Rights relating to the PharmaPrint process and certain mutual information concerning the identification, characterization and standardization of the biological active components, their biological activity and their percent in the composition of the Herbal Products of this Agreement. Recognizing that such information is all confidential and represents valuable assets and property to both parties, and the harm that may befall such parties if any of such information is disclosed, Hauser and PharmaPrint agree that for a period of ten (10) years after the execution of the January 24, 1997, Confidential Disclosure Agreement between the parties, referred to above, to hold all such information in confidence and not to use or otherwise disclose any such information to third parties without the prior written consent of the other party: PROVIDED, HOWEVER, that the obligations of confidentiality created herein shall cease to apply to information: (a) that can be demonstrated through documentary evidence to be in, or to come into, the public domain through no fault of Hauser or

PharmaPrint; (b) that can be demonstrated through documentary evidence to have been in either parties possession prior to its disclosure, or can be demonstrated through documentary evidence to have been later disclosed to either party by a third party who, to the receiving party's knowledge, was under no obligation to keep such information confidential; and (c) which, in the written opinion of legal counsel for either party, is required to be disclosed by law or regulation or by the rules of any stock exchange on which Hauser's PharmaPrint's securities are listed, but only to the extent so required and only upon five (5) business days written notice to and followed by consultation with the other party.

6.2 Hauser shall submit to PharmaPrint and PharmaPrint shall submit to Hauser all advertising, herbal product labeling, herbal product literature, written sales promotions, press releases and other publicity matters relating in any way to this agreement or its general subject matter in which Hauser's trademarks, and/or PharmaPrint's trademarks, the PharmaPrint-Registered Trademark- Process, or the Herbal product produced by said process is mentioned or that contains language from which the connection of said name, trademark, PharmaPrint -Registered Trademark- Process or the Herbal Product made thereby may be implied or inferred and neither party shall not publish or use such advertising, sales promotion, press release or publicity matters without either parties prior written consent.

6.3 In the event Hauser or PharmaPrint or any of their officers, employees or consultants is requested or required by subpoena, order, discovery request or similar process or by applicable law or regulation or the rules of any stock exchange on which such Hauser or PharmaPrint securities are listed to disclose any information that is required to be held in confidence pursuant to paragraph
6.1 of this Agreement, and Hauser or PharmaPrint is required to disclose such information the disclosing party shall provide advance notice and a copy of the proposed disclosure to the other party and will consult with the other party with respect to taking legally available steps to resist or narrow such request or disclosure. If disclosure of such information is required and Hauser or PharmaPrint is required to disclose such information, it shall furnish only that portion of the information that, in the written opinion of the disclosing parties counsel, such party is legally required to disclose and shall cooperate with any action by the non-disclosing party (at the non-disclosing party's expense) to obtain an appropriate protective order or written or equally reliable assurance that confidential treatment shall be accorded the information

                                   ARTICLE VII
                                 NON-COMPETITION

7.1 During the term of this Agreement (or until termination) and for a period of three (3) years thereafter, Hauser will not engage in the PharmaPrint -Registered Trademark- Process and/or the production of the Herbal Product, as described herein, for itself or for third parties for marketing and sale.

7.2 Hauser admits and agrees that no right or license is granted to it or its customers or clients (by implication or otherwise) by PharmaPrint under its proprietary technology, know how, or trade secrets or Patent Rights and/or Trademarks or by the performing of Hauser's obligations to PharmaPrint under and pursuant to the Development and Verification Agreement, this Agreement or the Additional Supply Agreements contemporaneously entered into between the parties.


                                  ARTICLE VIII
                                PAYMENT SCHEDULE

8.1 Payments by PharmaPrint for the Herbal Product delivered by Hauser shall be due and payable thirty (30) days after such Herbal Products are received by PharmaPrint, or PharmaPrint's designated contract manufacturer unless otherwise agreed to in writing by the parties. In such an event the net thirty (30) day payments are not met and Hauser has provided PharmaPrint with due correspondence of intention and complied with the termination provisions contained herein, Hauser retains the right to revoke the supply terms.

                                   ARTICLE IX
                            DURATION AND TERMINATION

9.1 This Agreement shall continue in full force and effect until December 31, 2000 unless terminated by either party pursuant to the provisions set forth in this Article X. Further, Hauser hereby grants PharmaPrint an option to extend this Agreement on substantially the same terms of this Agreement on a year-to-year basis if PharmaPrint gives written notice to Hauser that it is exercising the option herein granted on or before July 1st of the year in which this Agreement would otherwise expire by its terms.

9.2 PharmaPrint and Hauser may terminate this Agreement in its entirety, upon mutual agreement, at any time upon thirty (30) days written notice to the other party. At the sole discretion of PharmaPrint, this agreement can be terminated per the termination terms and conditions of their "AHP DSHEA Product Agreement" as consistent with Para. 2.11.

9.3 Either party hereto shall be entitled to terminate this Agreement upon thirty (30) days written notice to the other party if the other party shall commit a breach of any material provision hereof and shall not within thirty
(30) days from receipt of notice of such breach by the complaining party remedy the same (if capable of remedy).

9.4 Insofar as is lawful and legally permissible, this Agreement may be terminated with immediate effect by a party upon giving written notice to the other if the other is insolvent or has committed any act of bankruptcy or an order is made or resolution passed for the winding up of the other party.

9.5 Failure on the part of either party to exercise or enforce any right conferred upon it hereunder shall neither be deemed to be a waive of any such right nor operate to bar the exercise or enforcement thereof at any time thereafter.

                                    ARTICLE X
                                  MISCELLANEOUS

10.1 Any notice required or permitted under this Agreement shall be in writing and deemed to have been sufficiently provided and effectively made as of the delivery date if hand-delivered with written acknowledge thereof, or as of the date received if mailed by registered or certified mail, postage pre-paid, and addressed to the receiving party at its respective address, as follows:

       HAUSER, INC.
       5555 Airport Boulevard
       Boulder, Colorado  80301
       Attn:  President

       PHARMAPRINT, INC.
       4 Park Plaza
       Suite 1900
       Irvine, California  92614
       Attn:  President

10.2 The relationship of the parties under this Agreement is that of independent contractors and not as agents of each other or partners or joint ventures, and neither party shall have the power to bind the other in any way with respect to any obligation to any third party unless a specific power of attorney is provided for such purpose. Each party shall be solely and exclusively responsible for its own employees and operations.

10.3 In the event that the performance of this Agreement or of any obligation hereunder, other than payment of money as herein provided by either party hereto is prevented, restricted or interfered with by reason of any cause not within the control of the respective party, and which could not by reasonable diligence have been avoided by such party, the party so affected, upon giving prompt notice to the other party, as to the nature and probable duration of such event shall be excused from such performance to the extent and for the duration of such prevention, restriction or interference, provided that the party so affected shall use its reasonable efforts to avoid or remove such cause of non-performance and shall fulfill and continue performance hereunder with the utmost dispatch whenever and to the extent such cause or causes are removed.

10.4 For the purpose of the preceding paragraph but without limiting the generality hereof, the following shall be considered as not within the control of the respective party; acts of God, acts or omissions of a governmental agency, compliance with requests, recommendations, rules regulations or orders of any governmental authority or any officer, department, agency or instrument thereof, flood, storms, earthquake, fire, war, riots, insurrection, accidents, acts of the public enemy, invasion, quarantine restrictions, strike, lockout, embargoes, delays or failure in transportation and acts of a similar nature.

10.5 Should one of the provisions of this Agreement become or prove to be null and void, such will be without effect on the validity of this Agreement as a whole. Both parties will, however, endeavor to replace the void provision by a valid one which in its economic effect is most consistent with void provision.

10.6 This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

10.7 This Agreement and the rights and obligations hereunder shall not be assignable by Hauser without the previous written consent of PharmaPrint which consent will not be unreasonably withheld. PharmaPrint may assign this Agreement (i) in connection with the transfer of all or substantially all of the business to which it relates without any such consent, and (ii) in whole or in part to a PharmaPrint Affiliate without any such consent.

10.8 The rights, duties and obligations of Paragraph 2.11 and Articles V, VI, VII and VIII shall survive the termination or expiration of this Agreement.

10.9 This Agreement and the Agreements referenced herein constitutes the entire understanding between the parties regarding the subject matter hereof in the Territory and no party has relied on any representation not expressly set forth or referred to in this Agreement. No amendment, variation, waiver or modification of any of the terms or provisions of this Agreement shall be effected unless set forth in writing, specifically referencing this Agreement, and duly signed on behalf of the parties hereto.

10.10 No press release or other public announcement concerning this Agreement shall be made by either party without the prior written approval of the other party hereto, which approval shall not be unreasonably withheld, except as otherwise required by law according to the written opinion of outside legal counsel. Press releases or other public announcements reasonably required by law according to the opinion as aforementioned shall be reviewed with the other party and their comments given due consideration.

       IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be executed effective as of the date set forth above.



HAUSER, INC.                                 PHARMAPRINT INCORPORATED



By: /s/ Martin Wehr                          By: /s/ R. J. Burgess
   ---------------------------                  ----------------------------

Title:    COO                                Title:    COO
      ------------------------                     -------------------------

                                                      NOVEMBER 4, 1997, 10:47 AM